Exhibit 99

Contacts:	John Hulbert, Investors, (612) 761-6627
Stacey Wempen, Financial Media, (612) 761-6785
Target Media Hotline, (612) 696-3400

Target Reports Second Quarter 2013 Earnings

Adjusted EPS up 6.1 percent to $1.19; GAAP EPS of $0.95

•                  Target’s second quarter adjusted earnings per share of $1.19 were at the top of the expected range, despite a softer-than-expected U.S. comparable sales increase of 1.2 percent

•                  Second quarter GAAP earnings per share of $0.95 were at the mid-point of the expected range, including (21) cents of dilution related to the Canadian Segment

•                  Target opened 44 Canadian stores in the second quarter, bringing the total store count to 68 and passing the half-way mark to the goal of operating 124 stores in Canada by year-end

•                  In the second quarter, the Company returned more than $1.1 billion to shareholders through dividends and share repurchase

MINNEAPOLIS (August 21, 2013) — Target Corporation (NYSE: TGT) today reported second quarter net earnings of $611 million, or $0.95 per share, which includes EPS dilution related to the Canadian Segment of (21) cents per share. Adjusted earnings per share, a measure the Company believes is useful in providing period-to-period comparisons of the results of its U.S. operations, were $1.19 in second quarter 2013, up 6.1 percent from $1.12 in 2012. A reconciliation of non-GAAP financial measures to GAAP measures is provided in the tables attached to this press release. All earnings per share figures refer to diluted earnings per share.

“Target’s second quarter financial results benefited from disciplined execution of our strategy and strong expense control, offsetting softer-than-expected sales,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “For the balance of this year, our U.S. outlook envisions continued cautious spending by consumers in the face of ongoing household budget pressures. In Canada, where we are only five months into our market launch, we continue to learn, adjust and refine operations in our existing stores as we prepare to open another 56 stores by year-end.”

– more –

Fiscal 2013 Earnings Guidance

In third quarter 2013, the Company expects adjusted EPS of $0.80 to $0.90 and GAAP EPS of $0.55 to $0.65. The 25-cent difference between the adjusted and GAAP EPS ranges reflects expected dilution of approximately (22) cents related to Canadian operations and (3) cents related to the expected reduction in the beneficial interest asset.(1)

For full-year 2013, Target now expects adjusted EPS will be near the low end of its previous guidance of $4.70 to $4.90. GAAP EPS is expected to be approximately 95 cents lower than adjusted EPS, due to:

•                       Expected EPS dilution related to the Canadian Segment of approximately (82) cents;

•                       Losses related to the early retirement of debt of (42) cents per share, and;

•                       Net accounting gains of approximately 29 cents associated with the sale of Target’s entire consumer credit card receivables portfolio to TD Bank Group.

(1)See the “Accounting Considerations” section of this release for more information related to the beneficial interest asset.

U.S. Segment Results

As a reminder, following the sale of the U.S. credit card portfolio in March 2013, Target’s historical U.S. Retail Segment and U.S. Credit Card Segment results were combined to form a new U.S. Segment. Selling, General and Administrative (SG&A) expenses in the new U.S. Segment include income from the profit-sharing arrangement with TD Bank Group, net of servicing expenses. In prior periods, credit card revenues, net of credit card expenses, from the historical U.S. Credit Card Segment have been classified within U.S. Segment SG&A expenses.(2)

In addition, beginning with fiscal 2013, Target made changes to certain vendor agreements regarding payments received in support of marketing programs. As a result, these payments are being recorded as a reduction to U.S. Segment cost of sales rather than a reduction to SG&A expenses, creating equivalent year-over-year increases in both gross margin and SG&A expense rates. This change has no effect on U.S. Segment EBITDA and EBIT margin rates.

2

In second quarter 2013, sales increased 2.4 percent to $16.8 billion from $16.5 billion last year, reflecting a 1.2 percent increase in comparable sales combined with the contribution from new stores. Segment earnings before interest expense and income taxes (EBIT) were $1,330 million in the second quarter of 2013, an increase of 0.4 percent from $1,324 million in 2012.

Second quarter EBITDA margin rate was 10.8 percent, compared with 11.1 percent in the revised U.S. Segment and 10.2 percent in the historical U.S. Retail Segment in second quarter 2012. Second quarter EBIT margin rate was 7.9 percent, compared with 8.0 percent in the revised U.S. Segment and 7.2 percent in the historical U.S. Retail Segment in second quarter 2012.

Second quarter gross margin rate increased to 31.4 percent in 2013 from 31.3 percent in 2012, reflecting approximately 0.2 percentage-points of benefit from changes to the Company’s vendor agreements combined with underlying category rate improvements, partially offset by the impact of the Company’s integrated growth strategies. Second quarter SG&A expense rate was 20.6 percent in 2013, compared with 2012 rates of 20.2 percent in the revised U.S. Segment and 21.1 percent in the historical U.S. Retail Segment. Compared with the revised U.S. Segment in second quarter 2012, the increase was driven by a smaller contribution from the credit card portfolio, which raised the SG&A rate by approximately 0.6 percentage points, continued investments in technology and supply chain in support of multichannel initiatives and the change to Target’s vendor agreements. These pressures were partially offset by favorable leverage of compensation expenses and the continued benefit of the Company’s expense optimization efforts.

(2)Quarterly and full-year historical information for the three most recently completed years reflecting the impact of the reclassification, and the results for our two segments, U.S. and Canadian, are attached as Exhibit (99) to our current report on Form 8-K filed April 16, 2013.

3

Canadian Segment Results

The Canadian Segment generated sales of $275 million at a gross margin rate of 31.6 percent in second quarter 2013. Canadian Segment EBIT for the second quarter was $(169) million, as gross margin of $87 million was offset by $207 million of start-up and operating expenses and $49 million of depreciation and amortization. Canadian operations reduced Target’s GAAP earnings per share by (21) cents in second quarter 2013.(3)

(3)This amount includes interest expense and tax expense that are not included in the segment measure of profit. A reconciliation of non-GAAP measures is included in the tables attached to this release.

Interest Expense and Taxes

In second quarter 2013, net interest expense decreased to $171 million from $184 million in 2012, benefiting from debt retirement resulting from the use of proceeds from the sale of the credit card portfolio.

The Company’s effective income tax rate was 36.4 percent in the second quarter, compared with 34.3 percent in second quarter 2012. The 2012 effective income tax rate benefited by approximately 2.2 percentage points from the favorable resolution of various income tax matters.

Capital Returned to Shareholders

In second quarter 2013, the Company repurchased approximately 13.3 million shares of its common stock at an average price of $69.57 for a total investment of $927 million. Target also paid dividends of $231 million during the quarter.

Year-to-date, the Company has repurchased approximately 21.9 million shares of its common stock at an average price of $67.41 for a total investment of $1.47 billion, and paid dividends of $463 million.

4

Accounting Considerations

At the close of the sale of its entire U.S. consumer credit card receivables portfolio to TD Bank Group in first quarter 2013, Target recognized a $225 million beneficial interest asset, which effectively represented a receivable for the present value of future profit-sharing Target expected to receive on the receivables sold. The Company estimates the asset will be reduced over the four-year period following the close of the transaction, with larger reductions in the early years. The beneficial interest asset was reduced by $29 million in the second quarter 2013 and $45 million year-to-date 2013.

Miscellaneous

Target Corporation will webcast its second quarter earnings conference call at 9:30 a.m. CDT today. Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CDT today through the end of business on August 23, 2013. The replay number is (855) 859-2056 (passcode: 78419579).

Statements in this release regarding third quarter and full year 2013 earnings guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 2, 2013.

5

In addition to the GAAP results provided in this release, the Company provides adjusted diluted earnings per share for the three- and six-month periods ended August 3, 2013 and July 28, 2012, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s U.S. operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,856 stores — 1,788 in the United States and 68 in Canada — and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit target.com/corporateresponsibility.For more information, visit Target.com/Pressroom.

# # #

6

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	August 3,	July 28,		August 3,	July 28,
(millions, except per share data) (unaudited)	2013	2012	Change	2013	2012	Change
Sales	$17,117	$16,451	4.0%	$33,823	$32,989	2.5%
Credit card revenues	—	328	(100.0)	—	657	(100.0)
Total revenues	17,117	16,779	2.0	33,823	33,646	0.5
Cost of sales	11,745	11,297	4.0	23,308	22,838	2.1
Selling, general and administrative expenses	3,698	3,588	3.0	7,287	6,981	4.4
Credit card expenses	—	108	(100.0)	—	228	(100.0)
Depreciation and amortization	542	531	2.1	1,079	1,060	1.7
Gain on receivables transaction	—	—	n/a	(391)	—	n/a
Earnings before interest expense and income taxes	1,132	1,255	(9.8)	2,540	2,539	0.0
Net interest expense	171	184	(6.7)	801	366	118.3
Earnings before income taxes	961	1,071	(10.3)	1,739	2,173	(19.9)
Provision for income taxes	350	367	(4.9)	629	772	(18.4)
Net earnings	$611	$704	(13.2)%	$1,110	$1,401	(20.8)%
Basic earnings per share	$0.96	$1.07	(10.2)%	$1.74	$2.12	(17.9)%
Diluted earnings per share	$0.95	$1.06	(10.4)%	$1.72	$2.10	(18.1)%
Weighted average common shares outstanding
Basic	634.8	656.7	(3.3)%	638.4	661.5	(3.5)%
Dilutive impact of share-based awards(a)	7.2	6.2		7.3	6.1
Diluted	642.0	662.9	(3.1)%	645.7	667.6	(3.3)%

(a)Excludes 0.1 million and 2.2 million share-based awards for the three and six months ended August 3, 2013, respectively, and 5.8 million and 8.7 million share-based awards for the three and six months ended July 28, 2012, respectively, because their effects were antidilutive.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	August 3,	February 2,	July 28,
(millions)	2013	2013	2012
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $249, $130 and $830	$1,018	$784	$1,442
Inventory	8,441	7,903	7,733
Other current assets	1,944	1,860	1,700
Credit card receivables, held for sale	—	5,841	—
Credit card receivables, net of allowance of $0, $0 and $365	—	—	5,540
Total current assets	11,403	16,388	16,415
Property and equipment
Land	6,213	6,206	6,137
Buildings and improvements	29,336	28,653	27,394
Fixtures and equipment	5,351	5,362	5,192
Computer hardware and software	2,532	2,567	2,333
Construction-in-progress	1,456	1,176	1,260
Accumulated depreciation	(13,483)	(13,311)	(12,542)
Property and equipment, net	31,405	30,653	29,774
Other noncurrent assets	1,354	1,122	1,136
Total assets	$44,162	$48,163	$47,325
Liabilities and shareholders’ investment
Accounts payable	$7,078	$7,056	$6,505
Accrued and other current liabilities	3,705	3,981	3,539
Current portion of long-term debt and other borrowings	1,833	2,994	3,285
Total current liabilities	12,616	14,031	13,329
Long-term debt and other borrowings	12,655	14,654	15,229
Deferred income taxes	1,331	1,311	1,173
Other noncurrent liabilities	1,540	1,609	1,697
Total noncurrent liabilities	15,526	17,574	18,099
Shareholders’ investment
Common stock	53	54	54
Additional paid-in capital	4,335	3,925	3,721
Retained earnings	12,285	13,155	12,774
Accumulated other comprehensive loss
Pension and other benefit liabilities	(480)	(532)	(596)
Currency translation adjustment and cash flow hedges	(173)	(44)	(56)
Total shareholders’ investment	16,020	16,558	15,897
Total liabilities and shareholders’ investment	$44,162	$48,163	$47,325

Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 630,924,647, 645,294,423 and 653,907,367 shares issued and outstanding at August 3, 2013, February 2, 2013 and July 28, 2012, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at August 3, 2013, February 2, 2013 or July 28, 2012.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
	August 3,	July 28,
(millions)(unaudited)	2013	2012
Operating activities
Net earnings	$1,110	$1,401
Reconciliation to cash flow
Depreciation and amortization	1,079	1,060
Share-based compensation expense	55	48
Deferred income taxes	(136)	(92)
Bad debt expense(a)	41	95
Gain on receivables transaction	(391)	—
Loss on debt extinguishment	445	—
Noncash (gains)/losses and other, net	(2)	(1)
Changes in operating accounts:
Accounts receivable originated at Target	157	116
Proceeds on sale of accounts receivable originated at Target	2,703	—
Inventory	(527)	185
Other current assets	(56)	72
Other noncurrent assets	47	(9)
Accounts payable	17	(352)
Accrued and other current liabilities	(403)	(150)
Other noncurrent liabilities	(30)	98
Cash flow provided by operations	4,109	2,471
Investing activities
Expenditures for property and equipment	(1,917)	(1,603)
Proceeds from disposal of property and equipment	48	18
Change in accounts receivable originated at third parties	121	176
Proceeds from sale of accounts receivable originated at third parties	3,002	—
Cash paid for acquisitions, net of cash assumed	(58)	—
Other investments	73	(18)
Cash flow provided by/(required for) investing activities	1,269	(1,427)
Financing activities
Change in commercial paper, net	(163)	—
Additions to long-term debt	—	1,971
Reductions of long-term debt	(3,424)	(1,011)
Dividends paid	(463)	(399)
Repurchase of stock	(1,461)	(1,130)
Stock option exercises and related tax benefit	363	183
Other	—	(16)
Cash flow required for financing activities	(5,148)	(402)
Effect of exchange rate changes on cash and cash equivalents	4	6
Net increase in cash and cash equivalents	234	648
Cash and cash equivalents at beginning of period	784	794
Cash and cash equivalents at end of period	$1,018	$1,442

(a)Includes net write-offs of credit card receivables prior to the sale of receivables on March 13, 2013, and bad debt expense on credit card receivables during the six months ended July 28, 2012.

Subject to reclassification

TARGET CORPORATION

U.S. Segment

	Three Months Ended			Six Months Ended
U.S. Segment Results	August 3,	July 28,		August 3,	July 28,
(millions) (unaudited)	2013	2012	Change	2013	2012	Change
Sales	$16,841	$16,451	2.4%	$33,462	$32,989	1.4%
Cost of sales	11,556	11,297	2.3	23,067	22,838	1.0
Gross margin	5,285	5,154	2.5	10,395	10,151	2.4
SG&A expenses(a)	3,462	3,322	4.2	6,842	6,471	5.8
EBITDA	1,823	1,832	(0.5)	3,553	3,680	(3.5)
Depreciation and amortization	493	508	(3.1)	984	1,016	(3.2)
EBIT	$1,330	$1,324	0.4%	$2,569	$2,664	(3.6)%

Note: Prior period results have been revised to reflect the combination of our historical U.S. Retail Segment and U.S. Credit Card Segment into one U.S. Segment.

(a)SG&A includes credit card revenues and expenses for all periods presented prior to the March 2013 sale of our U.S. consumer credit card portfolio to TD Bank. For the three and six months ended August 3, 2013, SG&A also includes $183 million and $288 million, respectively, of profit sharing income from the arrangement with TD Bank.

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

Prior period results have been revised to reflect the combination of our historical U.S. Retail Segment and U.S. Credit Card Segment into one U.S. Segment.

		Three Months Ended July 28, 2012				2013 U.S. Segment Change vs. 2012
U.S. Segment Rate Analysis (unaudited)	Three Months Ended August 3, 2013	U.S. Segment, as revised	Impact of Historical U.S. Credit Card Segment(a)		Historical U.S. Retail Segment	U.S. Segment, as revised(b)		Historical U.S. Retail Segment(c)
Gross margin rate	31.4%	31.3%	—	pp	31.3%	0.1	pp	0.1	pp
SG&A expense rate	20.6	20.2	(0.9)		21.1	0.4		(0.5)
EBITDA margin rate	10.8	11.1	0.9		10.2	(0.3)		0.6
Depreciation and amortization expense rate	2.9	3.1	—		3.1	(0.2)		(0.2)
EBIT margin rate	7.9	8.0	0.8		7.2	(0.1)		0.7

		Six Months Ended July 28, 2012				2013 U.S. Segment Change vs. 2012
U.S. Segment Rate Analysis (unaudited)	Six Months Ended August 3, 2013	U.S. Segment, as revised	Impact of Historical U.S. Credit Card Segment(a)		Historical U.S. Retail Segment	U.S. Segment, as revised(b)		Historical U.S. Retail Segment(c)
Gross margin rate	31.1%	30.8%	—	pp	30.8%	0.3	pp	0.3	pp
SG&A expense rate	20.4	19.6	(0.9)		20.5	0.8		(0.1)
EBITDA margin rate	10.6	11.2	0.9		10.3	(0.5)		0.3
Depreciation and amortization expense rate	2.9	3.1	—		3.1	(0.1)		(0.2)
EBIT margin rate	7.7	8.1	0.9		7.2	(0.4)		0.5

Rate analysis metrics are computed by dividing the applicable amount by sales.

(a)Represents the impact of combining the historical U.S. Credit Card Segment and the U.S. Retail Segment into one U.S. Segment.  As compared to the historical U.S. Retail Segment results for the same period, segment results, as revised, reflect lower SG&A rates and increased EBIT and EBITDA margin rates resulting from the inclusion of credit card profits, net of expenses, within SG&A as compared to historical U.S. Retail Segment results for the same period.

(b)Represents the difference between the U.S. Segment rates for the three and six months ended August 3, 2013 and the U.S. Segment rates, as revised, for the three and six months ended July 28, 2012.

(c)Represents the difference between the U.S. Segment rates for the three and six months ended August 3, 2013 and the historical U.S. Retail Segment rates for the three and six months ended July 28, 2012.

	Three Months Ended		Six Months Ended
Comparable Sales	August 3,	July 28,	August 3,	July 28,
(unaudited)	2013	2012	2013	2012
Comparable sales change	1.2%	3.1%	0.3%	4.2%
Drivers of change in comparable sales:
Number of transactions	(1.4)	0.7	(1.6)	1.3
Average transaction amount	2.7	2.4	2.0	2.8
Selling price per unit	1.6	1.1	0.5	1.8
Units per transaction	1.0	1.3	1.4	1.0

The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended		Six Months Ended
REDcard Penetration	August 3,	July 28,	August 3,	July 28,
(unaudited)	2013	2012	2013	2012
Target Credit Cards	9.3%	7.7%	8.9%	7.4%
Target Debit Card	9.4	5.1	9.0	4.8
Total REDcard Penetration	18.7%	12.8%	17.9%	12.2%

Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet	August 3,	February 2,	July 28,	August 3,	February 2,	July 28,
(unaudited)	2013	2013	2012	2013	2013	2012
General merchandise stores	324	391	428	38,094	46,584	50,974
Expanded food assortment stores	1,206	1,131	1,090	155,868	146,249	141,020
SuperTarget stores	251	251	251	44,500	44,500	44,500
CityTarget stores	7	5	3	703	514	314
Total	1,788	1,778	1,772	239,165	237,847	236,808

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended				Six Months Ended
Canadian Segment Results	August 3,	July 28,			August 3,	July 28,
(millions) (unaudited)	2013	2012	Change		2013	2012	Change
Sales	$275	$—	n/a	%	$361	$—	n/a	%
Cost of sales	188	—	n/a		241	—	n/a
Gross margin	87	—	n/a		120	—	n/a
SG&A expenses(a)	207	47	340.3		400	81	391.4
EBITDA	(120)	(47)	155.3		(280)	(81)	243.8
Depreciation and amortization(b)	49	22	121.8		94	44	117.7
EBIT	$(169)	$(69)	144.5%		$(374)	$(125)	199.9%

(a)SG&A expenses include start-up and operating expenses.

(b)Depreciation and amortization results from depreciation of capital lease assets and leasehold interests.  The lease payment obligation gave rise to interest expense of $20 million and $19 million for the three months ended August 3, 2013 and July 28, 2012, respectively, and $39 million and $38 million of interest expense for the six months ended August 3, 2013 and July 28, 2012, respectively.

Canadian Segment Rate Analysis (unaudited)	Three Months Ended August 3, 2013	Six Months Ended August 3, 2013
Gross margin rate	31.6%	33.2%
SG&A expense rate	75.2	110.6
EBITDA margin rate	(43.6)	(77.4)
Depreciation and amortization expense rate	17.9	26.1
EBIT margin rate	(61.5)	(103.6)

REDcard Penetration (unaudited)	Three Months Ended August 3, 2013	Six Months Ended August 3, 2013
Target Credit Cards	1.1%	1.0%
Target Debit Card	1.2	1.2
Total REDcard Penetration	2.3%	2.2%

Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet	August 3,	February 2,	August 3,	February 2,
(unaudited)	2013	2013	2013	2013
General merchandise stores	68	—	7,774	—

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	August 3,	July 28,		August 3,	July 28,
(unaudited)	2013	2012	Change	2013	2012	Change
GAAP diluted earnings per share	$0.95	$1.06	(10.4)%	$1.72	$2.10	(18.1)%
Adjustments	0.24	0.06		0.52	0.13
Adjusted diluted earnings per share	$1.19	$1.12	6.1%	$2.24	$2.23	0.5%

A detailed reconciliation is provided below.

(millions, except per share data) (unaudited)	U.S.	Canadian	Other		Consolidated GAAP Total
Three Months Ended August 3, 2013
Segment profit	$1,330	$(169)	$—		$1,161
Net interest expense	152	20	—		171
Reduction of beneficial interest asset	—	—	29		29
Earnings before income taxes	1,178	(189)	(29)		961
Provision for income taxes(b)	416	(53)	(14	)(e)	350
Net earnings	$762	$(136)	$(15)		$611
Diluted earnings per share(c)	$1.19	$(0.21)	$(0.02)		$0.95
Three Months Ended July 28, 2012
Segment profit	$1,324	$(69)	$—		$1,255
Net interest expense	164	19	—		184
Earnings before income taxes	1,160	(88)	—		1,071
Provision for income taxes(b)	418	(27)	(23	)(e)	367
Net earnings	$742	$(61)	$23		$704
Diluted earnings per share(c)	$1.12	$(0.09)	$0.03		$1.06

Six Months Ended August 3, 2013
Segment profit	$2,569	$(374)	$—		$2,194
Net interest expense	317	39	445	(d)	801
Gain on receivables transaction(a)	—	—	(391)		(391)
Reduction of beneficial interest asset	—	—	45		45
Earnings before income taxes	2,252	(413)	(99)		1,739
Provision for income taxes(b)	807	(125)	(53	)(e)	629
Net earnings	$1,445	$(288)	$(46)		$1,110
Diluted earnings per share(c)	$2.24	$(0.45)	$(0.07)		$1.72
Six Months Ended July 28, 2012
Segment profit	$2,664	$(125)	$—		$2,539
Net interest expense	328	38	—		366
Earnings before income taxes	2,336	(163)	—		2,173
Provision for income taxes(b)	850	(47)	(31	)(e)	772
Net earnings	$1,486	$(116)	$31		$1,401
Diluted earnings per share(c)	$2.23	$(0.17)	$0.05		$2.10

Note: Our segment measure of profit is used by management to evaluate the return on our investment and to make operating decisions. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share, which excludes the impact of our 2013 Canadian market entry, adjustments related to the sale of our U.S. credit card receivables portfolio, favorable resolution of various income tax matters and the loss on early retirement of debt. We believe this information is useful in providing period-to-period comparisons of the results of our U.S. operations. The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.

(a) Represents consideration received from the sale of our U.S. credit card receivables in the first quarter of 2013 in excess of the recorded amount of the receivables. Consideration included a beneficial interest asset of $225 million.

(b) Taxes are allocated to our business segments based on estimated income tax rates applicable to the operations of the segment for the period.

(c) For the three and six months ended August 3, 2013 average diluted shares outstanding were 642.0 million and 645.7 million, respectively, and for the three and six months ended July 28, 2012, average diluted shares outstanding were 662.9 million and 667.6 million, respectively.

(d) Represents the loss on early retirement of debt.

(e) Represents the effect of resolution of income tax matters. The results for the three months ended August 3, 2013 include a $11 million tax benefit for the reduction of the beneficial interest asset.  The results for the six months ended August 3, 2013 also include a $127 million tax expense for the gain on receivables transaction and the reduction of the beneficial interest asset, and a $176 million tax benefit related to the loss on early retirement of debt.

Subject to reclassification